                                    EXHIBIT 1
                           RECAPITALIZATION AGREEMENT

December 31, 2003

VIA FACSIMILE AND FIRST CLASS MAIL

To the holders of Series B Convertible Preferred Stock listed on Schedule A attached hereto

                         RE: RECAPITALIZATION AGREEMENT

Ladies and Gentlemen:

Pursuant to our communication dated November 28, 2003 and subsequent discussions with SPEEDCOM Wireless Corporation's (the "COMPANY" or "SPEEDCOM") majority holders of the Company's outstanding demand notes and the Company's Series B Convertible Preferred Stock (the "SERIES B PREFERRED"), we propose the recapitalization transaction described herein pursuant to which all outstanding shares of Series B Preferred shall be exchanged for shares of the Company's common stock.

As you are aware, the Company does not have the financial resources needed to pay its outstanding liabilities. Now that the sale of substantially all of the operating assets of the Company to P-Com, Inc. ("P-COM") has closed, the Company's assets consist of approximately $75,000 in cash and 63,500,000 shares of P-Com common stock (having a value of approximately $9,525,000 as of December 15, 2003) and, in addition to liabilities associated with the Series B Preferred, the Company has liabilities of approximately $2,100,000. Inclusive in the Company's liabilities are accrued financial advisory and financing fees in the amount of $300,000, which is reduced by $35,600 from the total amount owed. These fees were calculated using the following remuneration guideline formula:

(($12,260,000 (reported gain on sale) X 2%) + ($4,523,000 (financings) X 2%)
                         = $335,660

SPEEDCOM plans to contact all of its creditors and offer to settle its outstanding liabilities by issuing shares of common stock at a value of $.12 per share in exchange for and in full satisfaction of such liabilities.

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The Series B Preferred is senior to the Company's common stock and restricts the ability of the Company to engage in certain transactions that the Company believes to be in its best interests. Thus, in addition to eliminating all outstanding debt and trade liabilities of the Company, the Company wishes to eliminate all liabilities and obligations in respect of the Series B Preferred by exchanging all of the outstanding Series B Preferred for 76,868,961 shares of the Company's common stock in the aggregate as described below.

Schedule B attached hereto shows the capitalization of the Company assuming that all of the foregoing liabilities are so exchanged for the Company's common stock.

Based on the following assumptions we propose to you as follows:

--------------------------------------------------------------------------------
                                   Assumptions
--------------------------------------------------------------------------------
SPEEDCOM Share Price                                         $.12
(debt conversion price versus market price)
--------------------------------------------------------------------------------
Dividend Yield                                               14%
--------------------------------------------------------------------------------
Days Accrued (ending December 31, 2003)                      130
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
                                                  Existing Liquidation Payout
----------------------------------------------------------------------------------------------------------------------
                            No. of Pf. Shares          Liq. Price            Dollar Value       No. of Common Shares*
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Liquidation Preference    3,835,554              $4.50                   $17,259,993            143,833,275
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                          No. of Pf. Shares      Div. Yield              Dollar Value           No. of Common Shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Dividend Accrual          3,835,554              14.00%                  $860,635               7,171,958
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Late Fee                                                                 $163,970               1,366,417
(S-3 Reg.)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                         Total                  152,371,650
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

* Note: Rather than using market price, this figure was reached using the higher debt conversion price (e.g. $.12).

----------------------------------------------------------------------------------------------------------------------
                                                      Proposed Payout
----------------------------------------------------------------------------------------------------------------------
                              Pf. Face ($)            Share Price            Dollar Value       No. of Common Shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Liquidation Preference    $8,629,988             $0.12                   $8,629,988             71,916,567
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                          Pf. Face ($)           Div. Yield              Dollar Value           No. of Common Shares
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Dividend Accrual          $8,629,988             14.00%                  $430,317               3,585,977
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Late Fee                                                                 $163,970               1,366,417
(S-3 Reg.)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                         Total                  76,868,961
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

Note: The late fee shares are included in the "other debt" line item in the capitalization table attached as Schedule B.

After conversion of all outstanding obligations into SPEEDCOM common stock, SPEEDCOM will have approximately 116,500,000 common shares outstanding. The Company plans to distribute approximately 62,500,000 common shares of P-Com (OTCBB: PCOM), which equals approximately .552 P-Com, Inc. common shares for each common share of SPEEDCOM (see Schedule C attached).

Management anticipates that at some point during the First Quarter of 2004, the Company may enter into an agreement to merge a private company into SPEEDCOM. It is believed that post closing, SPEEDCOM shareholders would have an equity stake in the new company ranging from 6%-9%. Thus, you would retain your SPEEDCOM shares and remain a shareholder in the new company after the P-Com share distribution.

By executing a counterpart of this letter agreement in the space provided below you and the Company agree as follows:

1. Each outstanding share of Series B Preferred held by you is hereby exchanged for 20.0411625 shares of the Company's common stock, and effective as of the date of your execution of this letter agreement, you shall have no further rights with respect to the Series B Preferred other than the right to be issued such shares of the Company's common stock in accordance herewith. You agree to deliver to the Company each stock certificate representing your shares of Series B Preferred (or an appropriate certificate of loss and indemnity, if requested) promptly for cancellation. The Company shall issue to you the shares of common stock for which your Series B Preferred is exchanged hereunder promptly following the Effective Date (defined below) upon receipt of your executed counterpart of this letter agreement and the related stock certificates (or certificate of loss) representing the Series B Preferred you hold.

2. You hereby represent to the Company that (i) you are an accredited investor as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and (ii) by reason of your business and financial experience, you have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of an investment in the Company's common stock, and that you are effecting the transactions contemplated by this letter agreement for your own account and not with a view to the distribution of any common stock received hereunder or with any present intention of distributing or selling any such common stock except in compliance with the Securities Act. You understand and agree that the Company's common stock issuable to you hereunder has not been registered under the Securities Act and that such common stock may be resold only if such sale is registered thereunder or if an exemption from the registration requirements thereof is available.

3. The Company hereby represents to you that the shares of the Company's common stock issuable to you hereunder, when and as issued pursuant to the terms of this letter agreement, shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any liens. Except for the representations made in this Section 3 and in Section 4 below, the Company makes no representations or warranties to you with respect to any of the matters described in this letter agreement.

4. The individuals who have executed this letter agreement on behalf of you and the Company, respectively, are fully authorized to sign on behalf of the applicable party for the purpose of duly and legally binding such party to the agreements contained herein.

5. You hereby consent to the exchange and issuance of the Company's common stock for all of the outstanding Series B Preferred and the other transactions described in this letter agreement for all purposes and waive any and all covenants restricting such transactions, including without limitation the restrictions contained in Section 3.1(c) and 3.9 of the Series B Convertible Stock Purchase Agreement dated as of August 23, 2001 among the Company and the other signatories thereto.

6. This letter agreement constitutes the entire agreement and understanding of the parties hereto with respect to the exchange of the Series B Preferred and supersedes all prior agreements and understandings, written or oral, among the parties with respect thereto.

NOTWITHSTANDING ANYTHING TO CONTRARY CONTAINED HEREIN, THIS LETTER AGREEMENT SHALL BE NULL AND VOID AND OF NO FORCE OR EFFECT IF ANY HOLDER OF THE SERIES B PREFERRED FAILS TO ENTER INTO A RECAPITALIZATION AGREEMENT WITH THE COMPANY ON TERMS SUBSTANTIALLY SIMILAR TO THOSE CONTAINED HEREIN (THE DATE AS OF WHICH ALL HOLDERS OF SERIES B PREFERRED HAVE ENTERED INTO SUCH AGREEMENTS IS REFERRED TO HEREIN AS THE "EFFECTIVE DATE"). THE COMPANY SHALL NOTIFY YOU PROMPTLY OF THE OCCURRENCE OF THE EFFECTIVE DATE.

Please review this letter agreement over the coming weeks and we look forward to your feedback in the early New Year.

If you agree and accept the foregoing, please sign and date below.

Very truly yours,





                     /s/ Mark Schaftlein by /s/ Gil Sharell

                     Mark Schaftlein
                     Chief Financial Officer



Accepted and agreed to as of Dec 31, 2003


                     S.A.C. Capital Associates, LLC

                     By:  S.A.C. Capital Advisors, LLC

                     /s/ Peter A. Nussbaum
                     -------------------------------------
                     Name:     Peter A. Nussbaum
                     Title:    General Counsel